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                                                                    Exhibit 99.2

FOR: NEOWARE SYSTEMS, INC.
CONTACT: Vincent T. Dolan, CFO
610-277-8300
Vince.dolan@neoware.com



KCSA Joseph A. Mansi/Todd Fromer
CONTACTS: (212) 896-1205/(212) 896-1215
jmansi@kcsa.com/tfromer@kcsa.com


NEOWARE SYSTEMS, INC. (NASDAQ: NWRE)
LOWERS WARRANT STRIKE PRICE TO GENERATE FUNDS FOR GROWTH
- - - - -
Move To Fund Company's Entry Into Linux-Based Information Appliances

KING OF PRUSSIA, Penn., February 14, 2000 -- Neoware Systems, Inc. (NASDAQ:
NWRE) today announced that it has lowered the exercise price for its outstanding publicly traded warrants to $3.75 per share, effective immediately. If all of Neoware's outstanding warrants were exercised, the Company would generate close to$20 million to fund its new strategy to create a market leader in the emerging market for Linux-based information appliances.

"We believe that we can position Neoware as the leading company in the emerging market for information appliances," stated Michael Kantrowitz, Neoware's newly appointed President and CEO. "Our vision is to connect people with computing power through a new class of information appliances that are simple to install, and simple to use. The first of our new products will be shown this week at Windows 2000 Expo, and delivered later this month. Follow-on products, which include our new embedded Linux operating system, are currently in beta test at a number of customer sites, and will be delivered later this quarter." "We plan to utilize the cash generated from the exercise of warrants to fund our new information appliance initiatives," Mr. Kantrowitz continued.

In addition to lowering the exercise price for its warrants, Neoware has extended the expiration date of the warrants to April 14, 2000. Neoware intends to use funds raised from the warrant exercise and from other sources to pursue its strategy of developing the Company as a leader in the market for information appliances. Neoware intends to expand its engineering, marketing, sales and business development activities and to seek strategic partnerships to capitalize on its technology to create a leadership position in this emerging market.

Neoware recently announced that it is pursuing a new product and market strategy capitalizing on its strength in embedded operating systems, and demonstrated new Linux-based software products recently at Linux World Expo in New York. Neoware has more than ten years of experience developing embedded UNIX-based operating systems, and has utilized this expertise to create an embedded version of the industry-standard Linux operating system which is designed to operate in small "appliance" devices with limited memory and no hard drive. Combined with software from other companies, Neoware's new appliance products could be used as thin clients, web kiosks for electronic commerce, email stations, point of sale devices, firewalls, routers, security devices for virtual private networks, and for various other uses.



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In 1999 nearly twice as many copies of the Linux operating system shipped as compared to 1998, and sales of the Linux operating system grew at roughly four times the rate of the server operating system market as a whole, according to market research firm IDC. More than 29 percent of all public Web servers run on Linux, according to the research firm Netcraft, making Linux the most popular operating system for public Web sites. IDC predicts that shipment of handheld and notebook-style information appliance devices will exceed 55 million units in 2002, and that by 2005, shipments of these appliances will exceed shipments of PCs.

About Neoware
Neoware designs, develops and markets information appliances based upon embedded versions of the Linux and Windows operating systems. Neoware's products are designed to run limited local applications for specific vertical markets, plus allow access to Linux servers, the Internet and Windows-based applications running on multi-user Windows NT servers. Neoware's information appliances are designed as an alternative to general-purpose personal computers, offering easier installation, as well as lower up-front and administrative costs. More information about Neoware can be found on the Web at http://www.neoware.com or via email at info@neoware.com. Neoware is based in King of Prussia, PA.

# # #

This release contains forward-looking statements that are within the meaning of the Private Securities Litigation Reform Act of 1995, and relate to, the development of the Company's products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those in such forward looking statements. Forward looking statements include those concerning the potential warrant exercise, the development and marketing of the Company's new Linux-based products, additional financing and strategic partnerships, anticipated purchases by customers, future continuation of certain new and existing account trends, the growth of future revenues and the Linux-based appliance market, the effect of actions taken by other parties and the Company's competitive position. The words "believe", "expect", "intend", "anticipate", variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include risks associated with the Neoware's new strategy focusing on information appliances, including the new Linux-based products, the Company's ability to obtain additional financing and strategic partnerships, customers' acceptance of Neoware's products, pricing pressures, the Company's ability to lower its costs, rapid technological changes in the industry, growth of the information appliance market and increased competition. Reference is made to the Company's Annual Report on Form 10-K for the year ended June 30, 1999 filed with the SEC for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward- looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.